Exhibit 11

                        EQUITABLE OF IOWA COMPANIES
               Consolidated Net Income Per Share Computation

                         Three Months Ended      Six Months Ended
                              June 30                 June 30
                          1994        1993        1994        1993
                       ___________ ___________ ___________ ___________
                       (Dollars in thousands, except per share data)

Primary:
  Net income              $26,013     $20,707     $48,615     $41,013
                       =========== =========== =========== ===========
  Average shares
   outstanding         31,610,708  29,071,449  31,570,348  29,037,045
                       =========== =========== =========== ===========
  Net income per share      $0.82       $0.71       $1.54       $1.41
                       =========== =========== =========== ===========

Fully diluted:
  Net income              $26,013     $20,707     $48,615     $41,013

  Add:  Interest on 9%
    convertible installment
    notes                      --           5          --          10
                       ___________ ___________ ___________ ___________
  Total                   $26,013     $20,712     $48,615     $41,023
                       =========== =========== =========== ===========

  Average shares
   outstanding         31,610,708  29,071,449  31,570,348  29,037,045

  Add:  Net effect of dilutive
     stock options - based on
     the treasury stock method
     using period-end market
     price, if higher than
     average market
     price                639,507     619,434     629,253     677,231

     Assumed conversion of
     9% convertible installment
     notes                     --      39,070          --      39,070
                       ___________ ___________ ___________ ___________
        Total          32,250,215  29,729,953  32,199,601  29,753,346
                       =========== =========== =========== ===========
  Net income per share      $0.81       $0.70       $1.51       $1.38
                       =========== =========== =========== ===========



NOTE: This computation is required by Regulation S-K Item 601 and is filed as an Exhibit under Item 6(a) of Form 10-Q. Fully diluted earnings per share calculated above has not been presented on the face of the company's Consolidated Statements of Income because dilution is less than three percent and, therefore, presentation is not required by Accounting Principles Board Opinion No. 15.